UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

CHEMED CORPORATION
(Name of Registrant as Specified in Its Charter)

MMI INVESTMENTS, L.P. MCM CAPITAL MANAGEMENT, LLC JOHN S. DYSON CLAY B. LIFFLANDER SCOTT J. CROMIE JAMES FOY PETER A. MICHEL CARROLL R. WETZEL, JR.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

MMI Investments, L.P. (“MMI”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of five nominees as directors at the 2009 annual meeting of stockholders of Chemed Corporation (the “Annual Meeting”).  On March 26, 2009, MMI  made a preliminary filing with the SEC of a proxy statement and accompanying GOLD proxy to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On April 2, 2009, MMI issued the following press release:

Chemed Corporation Purchases a Second Corporate Jet - MMI Investments Demands an End to Chemed Corporate Largesse

Thursday April 2, 2009, 12:45 pm EDT

The MMI Director Nominees Will Bring Much-Needed Independence and Stockholder Representation to the Chemed Board

NEW YORK, April 2 /PRNewswire/ -- MMI Investments, L.P. (“MMI”) today announced that it has sent a letter to the newly-elected Chairman of Chemed Corporation (“Chemed”), George J. Walsh III, demanding that Chairman Walsh promptly dismantle Chemed’s culture of corporate largesse, as embodied in Chemed’s November 2008 purchase of a corporate jet for nearly $9 million.

MMI President Clay B. Lifflander stated: “This November when many of America’s largest companies were being publicly excoriated for wasting stockholder capital on corporate jets, Chemed’s management and board decided to double its own fleet, acquiring a second 15-seat Hawker private jet. Yet even though this purchase accounted for more than 36% of 2008 capital expenditures for the whole company, there was no mention of it on the fourth quarter conference call and no disclosure in the company’s 2008 10K as to why 2008 corporate level capital expenditures were nearly 50 and 70 times 2007 and 2006 levels, respectively.”

“MMI nominated a highly qualified slate of independent director candidates for the Chemed Board because of entrenchment such as this. We fear that Chemed’s management and Board simply do not understand that they are merely stewards of stockholder capital -- not owners of it.”

The full text of MMI’s letter to Chairman Walsh follows:

April 2, 2009

Chairman George J. Walsh III
Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726

Dear Chairman Walsh,

As a major long-term stockholder in Chemed Corporation (“Chemed”), MMI Investments, L.P. (“MMI”) believes that one of your first priorities as Chemed’s new Chairman should be the dismantling of Chemed’s culture of corporate largesse. The most egregious example (of which we are aware) is Chemed’s aircraft subsidiary, Jet Resources Inc., which expanded its fleet in November 2008, acquiring a 2001 Hawker 800XP for nearly $9 million.

We believe this expenditure is absurd in a company of Chemed’s size and structure, representing 13.4% (not including the undisclosed carrying costs) of 2008 GAAP net income, over 36% of total 2008 capital expenditures and increases over Chemed’s corporate level capital expenditures for 2006 and 2007 of nearly 7,000% and 5,000%, respectively. Even more troubling is that Chemed’s board could justify the purchase of a $9 million Hawker 800XP when it already owns a Hawker 700, also a 15-seat aircraft. While Jet Resources Inc. does in fact offer charter services (an industry that ground to a halt well before November 2008 and that even in good times has no relevance to Chemed’s two operating businesses, hospice care and plumbing/drain cleaning), it continues to do so solely with the Hawker 700 as we understand the new Hawker 800XP has not even been licensed for charter use. We note that the company’s subsidiaries are all in North America, largely near major airports and managed in a decentralized fashion, and that the company’s headquarters are in Cincinnati, home to a major airport and a Delta Airlines hub. An analysis of Chemed’s new plane’s activities since its purchase shows it reaching such highly-trafficked locations as Boston, Miami, New York, Chicago, Nashville, Atlanta, Philadelphia and Las Vegas. In fact it appears the most inconvenient location the new plane has been used to access is Bloomington, Indiana, near where we understand former Chairman Ed Hutton and current director Sandra Laney both keep personal residences.

In Chemed’s March 16, 2009 letter rejecting MMI’s demand in its February 12, 2009 letter for a tax-free spin-off of one of the company’s two subsidiaries, CEO Kevin McNamara cited the “current market environment” as the primary reason Chemed would not proceed with a split-up and implied that Chemed would revisit the issue at the proper time. We can think of no reason stockholders could possibly trust the timing of a management and board who chose to upgrade its private jet fleet at stockholder expense in the midst of a 100-year storm in the global economy. MMI’s decision to nominate its highly qualified slate of independent director candidates was due to our concerns about such decision-making.

We recognize that as a long-term board member you participated in the decision to purchase this aircraft, yet we nonetheless are hopeful that Chemed will begin the process of addressing its entrenched culture of corporate largesse in advance of the 2009 annual meeting.

Sincerely,

Clay Lifflander

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

MMI Investments, L.P., a Delaware limited partnership (“MMI Investments”), together with the other participants named below, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement (the “Proxy Statement”) and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies in support its director nominees at the 2009 Annual Meeting of Stockholders of Chemed Corporation (the “Company”).

MMI INVESTMENTS ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AVAILABLE WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTNERS, INC. BY CALLING (800) 322-2885. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.

The participants in the proxy solicitation are MMI Investments, MCM Capital Management, LLC (“MCM”), which is the general partner of MMI Investments, John S. Dyson, who is Chairman and a voting member of MCM, Clay B. Lifflander, who is President and a voting member of MCM, Scott J. Cromie, James Foy, Peter A, Michel and Carroll R. Wetzel, Jr. (the “Group”). As of April 1, 2009, MMI Investments beneficially owned 800,000 shares of common stock, $1 par value per share (the “Common Stock”), of the Company, which shares represent approximately 3.6% of the outstanding Common Stock, and Mr. Cromie beneficially owned two shares of Common Stock. Except for the shares owned by MMI Investments and Mr. Cromie, which each member of the Group may be deemed to beneficially own under SEC rules, none of the other members of the Group beneficially owns any Common Stock of the Company. Additional information concerning MMI Investments and the other members of the Group will be included in the Proxy Statement.